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EXHIBIT 16.1


                              RESCISSION AGREEMENT


         This Rescission Agreement is made and entered into as of April 26, 2002, by and among International Pharmaceutical Group, LLC (f/k/a Shapiro Bancorp, LLC) ("IPG"), Harbinder S. Branch, (a/k/a Harry S. Branch) an individual residing 65 Lovelace Avenue, Solihull, Birmingham B91 3JR, England, UK and managing member of IPG ("BRANCH"), and Health Sciences Group, Inc., a Colorado corporation (f/k/a iGoHealthy.com, Inc.) ("HESG"). IPG, Branch and HESG are referred to collectively herein as the "PARTIES".

         WHEREAS, the IPG and HESG previously entered into a Stock Purchase Agreement dated as of September 7, 2001 (the "PURCHASE AGREEMENT") for the purchase by HESG of 14,432,064 shares (as subsequently adjusted) (the "BIOFARM STOCK") of the outstanding common stock of Biofarm S.A., a Romanian corporation ("BIOFARM"), from IPG, representing approximately 24.34% of the total outstanding shares of capital stock of Biofarm; and

         WHEREAS, the Parties have determined that Branch, either individually or through an affiliate, could not facilitate the acquisition of the remaining outstanding shares of Biofarm; and with respect to the strategic direction of HESG, Branch is unable to provide operational and or advisory services to HESG; and

         WHEREAS, the Parties desire to rescind the Stock Purchase Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to be legally bound, hereby agree as follows.

1.       CANCELLATION OF PURCHASE AGREEMENT.

         (a) The Purchase Agreement is hereby rescinded and is VOID AB INITIO. IPG and Branch acknowledge that the iGoHealthy Stock (as such term was defined in the Purchase Agreement) will be canceled on the books of HESG and will be no longer outstanding, and each of the parties hereby surrenders any and all rights he or it has or may have with respect to said shares under the Purchase Agreement or otherwise.

         (b) As soon as practicable after the date hereof, (i) HESG will deliver to IPG stock certificates representing all of the Biofarm Stock, endorsed in blank or accompanied by duly executed assignment documents, and (iv) IPG will deliver to HESG stock certificates representing the iGoHealthy Stock, endorsed in blank or accompanied by duly executed assignment documents.

2.       CERTAIN REPRESENTATIONS AND WARRANTIES.

         (a) REPRESENTATIONS AND WARRANTIES OF HESG. HESG represents and warrants to IPG that the statements contained in this Section 2(a) are correct and complete as of the date of this Rescission Agreement and will be correct and complete as of the closing date hereunder.

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                  (i) ORGANIZATION AND GOOD STANDING. HESG is duly organized, validly existing, and in good standing under the laws of the State of Colorado.

                  (ii) AUTHORIZATION OF TRANSACTION. HESG has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of HESG, enforceable in accordance with its terms and conditions.

                  (iii) BIOFARM STOCK. HESG holds of record and owns beneficially the Biofarm Stock, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended (the "SECURITIES ACT") and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. HESG is not a party to any option, warrant, purchase right, or other contract or commitment that could require HESG to sell, transfer, or otherwise dispose of any capital stock of Biofarm. HESG is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Biofarm.

         (b) REPRESENTATIONS AND WARRANTIES OF IPG AND BRANCH. IPG and Branch, jointly and severally, represent and warrant to HESG that the statements contained in this Section 2(b) are correct and complete as of the date of this Rescission Agreement and will be correct and complete as of the closing date hereunder.

                  (i) ORGANIZATION OF IPG. IPG is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

                  (ii) AUTHORIZATION OF TRANSACTION. IPG and Branch have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their respective obligations hereunder. This Rescission Agreement constitutes the valid and legally binding obligations of IPG and Branch, enforceable in accordance with its terms and conditions.

                  (iii) HESG SHARES. IPG or Branch holds of record and owns beneficially the iGoHealthy Stock, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Neither IPG nor Branch is a party to any option, warrant, purchase right, or other contract or commitment that could require IPG or Branch to sell, transfer, or otherwise dispose of any capital stock of HESG. Neither IPG nor Branch is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of HESG.

                  (iv) ACCESS TO INFORMATION; NO OTHER REPRESENTATIONS BY COMPANY. IPG and Branch have been furnished with or provided access to all materials relating to Biofarm and HESG required to enable it and him to make an informed decision with respect to the Biofarm Stock and iGoHealthy Stock. IPG and Branch acknowledge that, in making its and his decision to rescind the Purchase Agreement, it and he have been given an opportunity to ask questions of and to receive answers from HESG executive officers and management personnel. Notwithstanding the foregoing, IPG and Branch acknowledge that HESG has made no representation or warranty relating to Biofarm's or HESG's business, financial position and results of operations except as expressly set forth in this Rescission Agreement.


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3.       POST-CLOSING COVENANTS.

                 The Parties agree that in case at any time after the closing under this Rescission Agreement any further action is necessary to carry out the purposes hereof, including such actions as may be necessary for compliance with Romanian securities and banking regulations, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

4.       MUTUAL RELEASE; INDEMNIFICATION.

         (a) RELEASE BY IPG AND BRANCH. IPG and Branch, for themselves and their successors, assigns, heirs, administrators and executors, do hereby remise, release and forever discharge HESG and its agents, affiliates, attorneys, representatives, employees, successors and assigns, from any and all manner of action and causes of action, suits, debts, accounts, bonds, covenants, contracts, agreements, judgments, claims and demands whatsoever in equity or law which IPG or Branch now have arising under, related to or in connection with the Purchase Agreement, which the parties have declared to be VOID AB INITIO.

         (b) RELEASE BY HESG. Subject to Section 4(c) below, HESG, for itself and its affiliates, predecessors, successors and assigns, does hereby remise, release and forever discharge IPG and Branch and their respective agents, affiliates, attorneys, representatives, employees, successors, heirs and assigns, from any and all manner of action and causes of action, suits, debts, accounts, bonds, covenants, contracts, agreements, judgments, claims and demands whatsoever in equity or law which HESG now has arising under the Purchase Agreement, which the parties have declared to be VOID AB INITIO.

         (c) INDEMNIFICATION OF HESG. IPG and Branch, jointly and severally, will indemnify and hold HESG and its agents, affiliates, attorneys, representatives, employees, successors and assigns harmless from and against any and all actions, suits, proceedings, liabilities, losses, damages, judgments, fines, amounts paid in settlement, costs and expenses, including, but not limited to, reasonable attorneys' and experts' fees and court costs, paid or incurred by HESG and arising out of or in connection with any claim by a third party relating in any way to the Purchase Agreement and Biofarm.

5.       MISCELLANEOUS.

         (a) ENTIRE AGREEMENT. This Rescission Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (b) AMENDMENTS AND WAIVERS. This Rescission Agreement may not be modified, amended, or terminated except by a written agreement specifically referring to this Rescission Agreement signed by all of the Parties.

         (c) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


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If to HESG:                                 With a copy to:
Health Sciences Group, Inc.                 Schnader Harrison Segal & Lewis, LLP
6080 Center Drive, 6th Floor                1600 Market Street, Suite 3600
Los Angeles, CA  90045                      Philadelphia, PA  19103
Attention: President                        Attention: Raymond K. Walheim, Esq.
Facsimile: (310) 362-8607                   Facsimile: (215) 751-2205

If to IPG/Branch:                           With a copy to:
International Pharmaceutical Group, LLC
65 Lovelace Ave., Solihull
Burmingham, B91 3JR, England
Attention: Mr. Harbinder S. Branch
Facsimile: (44) 121-711-8529

                  Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (d) GOVERNING LAW. This Rescission Agreement will be governed by and construed in accordance with the domestic laws of the State of California, USA without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. The state and federal courts of the State of California will have exclusive jurisdiction and venue over all controversies in connection herewith, and the Parties hereby irrevocably consent to such exclusive and personal jurisdiction and venue.

         (e) EXPENSES. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Rescission Agreement and the transactions contemplated hereby.

         (f) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Rescission Agreement. In the event an ambiguity or question of intent or interpretation arises, this Rescission Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Rescission Agreement. Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" will mean including without limitation.

         (g) COUNTERPARTS. This Rescission Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.


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         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

International Pharmaceutical Group, LLC          Health Sciences Group, Inc.
(f/k/a Shapiro Bancorp, LLC)

By: /s/ Harbinder Singh Branch                   By: /s/ Fred E. Tannous
   --------------------------------                  ---------------------------
      Harbinder S. Branch                            Fred E. Tannous
      Managing Member                                Chief Executive Officer


    /s/ Harbinder Singh Branch
   --------------------------------
   Harbinder S. Branch
   (a/k/a Harry S. Branch)

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